Exhibit 99.1

Kaleyra Announces Third Quarter 2020 Financial Results Exceeding Revenue Guidance

Total third quarter revenue of $38.3 million, a 23% increase from Q2 and up 8% from the same period a year ago

Gross Profit of $7.5 million

Net Loss of $5.3 million, Adjusted EBITDA comparable to previous year of $2.8 million

Cash Balance of $31.5 million

Revenue from US Customers was $8.0 million, a 25% increase from Q2

Delivered 6.3 billion billable messages and 1.1 billion voice calls connected

New York and Vienna, VA - November 9, 2020 - Kaleyra Inc. (NYSE: KLR) ) (KLR WS) (“Kaleyra” or the “Company”) a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, today announced financial results for the third quarter ended September 30, 2020.

“We exceeded our revenue guidance and delivered our strongest quarter ever, fueled by the expanded functionality of our platform and strong customer relationships. We saw significant growth in the US along with a modest improvement in our two largest markets, Italy and India, and we continue to invest in our people and technology in order to attract innovative companies to our platform as well as foster deep, multi-faceted relationships with existing enterprise customers,” commented Dario Calogero, Kaleyra’s Founder and Chief Executive Officer. “Looking ahead, we continue to be optimistic about the growth opportunities and believe we can continue the momentum provided by our expanded go-to-market teams and our robust platform of flexible APIs.”

Third Quarter 2020 Financial Highlights

•	Revenue: Total revenue for the third quarter of 2020 was $38.3 million, a 23% increase when compared to Q2’s $31.2 million and up 8% compared to $35.3 million in the third quarter of 2019.

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Gross Profit: Gross profit for the third quarter of 2020 was $7.5 million, a 72% increase when compared to Q2’s $4.4 million and up 7% compared to $7.0 million for the third quarter of 2019. Gross margin for the third quarter of 2020 was 20%, in line with the third quarter of 2019, which signals a return to pre-COVID performance.

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Net Loss: Net loss for the third quarter of 2020 was $5.3 million, or $(0.19) per share, based on 28.3 million weighted average shares outstanding. Q3 is a 35% improvement when compared to Q2’s net loss of $8.1 million. During the third quarter of 2019, net income was $0.8 million, or $0.08 per share, based on 10.7 million fully diluted weighted average shares outstanding.

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Adjusted EBITDA comparable to previous year: Adjusted EBITDA comparable to previous year was $2.8 million for the third quarter of 2020, compared to $3.5 million for the third quarter of 2019. The decline in adjusted EBITDA is attributed to the increased investments, predominantly in engineering talent, that have been made to execute on emerging growth opportunities to develop and deliver new products and services.

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Liquidity: As of September 30, 2020, cash and cash equivalents were $31.5 million. Cash used in operating activities was $9.6 million in the third quarter of 2020, mainly due to working capital changes, compared with cash provided by operating activities of $2.6 million in the third quarter last year.

•	Liabilities: Total liabilities were reduced by $38.6 million since December 31, 2019.

Recent Business Highlights

•	Delivered 6.3 billion billable messages, which was in line with the previous period, and connected 1.1 billion voice calls, up 22% period over period.

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Launched Verified Calls Services for Google. The Verified Calls feature for Android phones enables customers to see the name of the enterprise calling them as well as the reason for the call. This is an important new feature at a time when spam calls are an increasing problem for businesses and consumers.

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Kaleyra Executed a Warrant Exchange Agreement. The Company issued an aggregate of 850,500 shares of Common Stock in exchange for the surrender and cancellation of 3.78 million warrants (NYSE American: KLR WS) previously issued by the Company as part of its initial public offering in December 2017 (the “Public Warrants”). The agreement reduced the total number of outstanding Public Warrants by approximately 35%, to 7.0 million from 10.8 million.

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Kaleyra’s subsidiary, Campaign Registry Inc., a systems initiative to reduce spam by collecting robotically driven campaign information and processing and sharing that information with mobile operators and the messaging ecosystem, was launched during the quarter. For more information visit www.campaignregistry.com/

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Kaleyra expanded its connectivity service footprint, entering contracts with five of the world’s largest OTT (Over-the-Top) Internet media and App services companies to deliver messaging traffic globally.

Financial Outlook

Kaylera’s outlook assumes that the Company’s largest markets, Italy and India, will continue to see improvements in their economies coming out of the COVID-19 pandemic. It also takes into consideration that there could still be continued pressure on transaction levels in certain regions and on certain business lines. As of November 9, 2020, Kaleyra is providing guidance for its fourth quarter and full year 2020 as follows:

•	Fourth Quarter 2020 Guidance: Total revenue is expected to be in the range of $41.5 $42.5 million, absent an accelerated wave of COVID cases and shutdowns.

•	Full Year 2020 Guidance: Total revenue is expected to be in the range of $144.6 - 145.6 million, above are previous guidance.

Quarterly Conference Call

Management will conduct an investor conference call that same day at 8:00 a.m. EST (5:00 a.m. PST) to discuss these results. Questions will be taken after management’s presentation. A live webcast of the call and the replay will be available in the Investors section of the Kaleyra website at https://investors.kaleyra.com/news-events/ir-calendar.

To Participate via Telephone:

US: 877-407-0792

International: 201-689-8263

Conference ID: 13712481

Replay of the call:

US: 844-512-2921

International: 412-317-6671

Start Date: Monday November 9, 2020, 10:00 a.m. ET

End Date: Monday November 23, 2020, 11:59 p.m. ET

About Kaleyra Inc.

Kaleyra, Inc. (NYSE American: KLR) (KLR WS), is a global group providing mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising of messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to safely and securely manage billions of messages monthly with a reach to hundreds of MNOs and over 190 countries. For more information: https://www.kaleyra.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Kaleyra, its product and customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and the business plans of Kaleyra’s management team, and the impact of the COVID-19 pandemic on the its business and financial performance. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Kaleyra in light of their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measure and Related Information

This press release includes reference to Adjusted EBITDA, a financial measure that is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA is defined as of any date of calculation, as the consolidated pro forma earnings of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization, plus (i) transaction expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) the Adjusted EBITDA for pre-acquisition period of subsidiaries, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (vi) any provision for the write down of assets. Management uses Adjusted EBITDA, among other reasons, as it is a metric for determining whether there will be an earnout payment in accordance with the terms of the Stock Purchase Agreement. This non-GAAP financial measure is not a measure prepared in accordance with GAAP and might not be consistent with similar measures used by other companies. It shall not be considered as an alternative to any other measures of performance prepared under GAAP.

Investor Contacts

Michael Bowen

ICR, Inc.

Michael.Bowen@icrinc.com

ir@kaleyra.com

203-682-8299

Marc P. Griffin

ICR, Inc.

Marc.Griffin@icrinc.com

ir@kaleyra.com

646-277-1290

KALEYRA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$31,514	$16,103
Restricted cash	—	20,894
Short-term investments	5,138	5,124
Trade receivables, net	40,006	39,509
Prepaid expenses	1,227	648
Other current assets	1,774	4,224

Total current assets	79,659	86,502
Property and equipment, net	5,825	3,393
Intangible assets, net	7,937	9,353
Goodwill	16,558	16,953
Other long-term assets	1,783	1,203

Total Assets	$111,762	$117,404

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$48,076	$63,320
Debt for forward share purchase agreements	480	34,013
Notes payable	—	1,667
Notes payable due to related parties	3,750	9,411
Lines of credit	4,567	3,627
Current portion of bank and other borrowings	9,675	7,564
Deferred revenue	1,519	1,397
Preference shares	—	683
Preference shares due to related parties	—	1,847
Payroll and payroll related accrued liabilities	3,819	1,038
Other current liabilities	1,759	1,379

Total current liabilities	73,645	125,946
Long-term portion of bank and other borrowings	33,462	16,134
Long-term portion of notes payable	2,700	—
Long-term portion of notes payable due to related parties	3,750	7,500
Long-term portion of employee benefit obligation	1,641	1,398
Deferred tax liabilities	1,093	2,045
Other long-term liabilities	1,335	3,155

Total Liabilities	117,626	156,178

Stockholders’ equity (deficit):
Common stock	3	2
Additional paid-in capital	89,574	2,143
Treasury stock, at cost	(30,431)	—
Accumulated other comprehensive income (loss)	(1,733)	74
Accumulated deficit	(63,277)	(40,993)

Total stockholders’ equity (deficit)	(5,864)	(38,774)

Total liabilities and stockholders’ equity (deficit)	$111,762	$117,404

The accompanying notes are an integral part of these condensed consolidated financial statements.

KALEYRA, INC.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$38,268	$35,329	$103,100	$93,925
Cost of revenue	30,763	28,321	86,511	75,645

Gross profit	7,505	7,008	16,589	18,280

Operating expenses:
Research and development	2,259	1,279	7,415	3,869
Sales and marketing	3,423	1,432	10,155	4,392
General and administrative	6,441	2,927	20,737	10,667

Total operating expenses	12,123	5,638	38,307	18,928

Income (loss) from operations	(4,618)	1,370	(21,718)	(648)
Other income, net	38	11	91	106
Financial income (expense), net	(468)	(141)	(1,027)	(206)
Foreign currency income (loss)	(548)	(260)	(795)	(402)

Loss before income tax expense (benefit)	(5,596)	980	(23,449)	(1,150)
Income tax expense (benefit)	(263)	168	(1,165)	719

Net income (loss)	$(5,333)	$812	$(22,284)	$(1,869)

Net income (loss) per common share, basic and diluted	$(0.19)	$0.08	$(0.97)	$(0.17)

Weighted-average shares used in computing net income (loss) per common share, basic and diluted	28,330,869	10,687,106	22,972,425	10,687,106

KALEYRA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(22,284)	$(1,869)
Adjustments to reconcile net loss to net cash provided by (used) in operating activities:
Depreciation and amortization	1,907	1,980
Stock-based compensation, preference share and unpaid bonuses	16,055	446
Non-cash settlement of preference share liability	(2,486)	—
Allowance for doubtful accounts	144	75
Employee benefit obligation	376	228
Non-cash interest expense, net	151	437
Deferred taxes	(898)	(724)
Change in operating assets and liabilities:
Trade receivables	921	(12,224)
Other current assets	1,884	(896)
Other long-term assets	(487)	(514)
Accounts payable	(13,727)	13,605
Other current liabilities	3,463	2,520
Deferred revenue	152	89
Long-term liabilities	815	(2,065)

Net cash provided by (used) in operating activities	(14,014)	1,088

Cash Flows from Investing Activities:
Purchase of short-term investments	(7,917)	(4,328)
Sale of short-term investments	7,815	2,493
Purchase of property and equipment	(969)	(1,307)
Sale of property and equipment	16	—
Capitalized software development costs	(2,074)	—
Purchase of intangible assets	(6)	(14)

Net cash used in investing activities	(3,135)	(3,156)

Cash Flows from Financing Activities:
Payment of deferred consideration for the acquisition of Buc Mobile	—	(4,000)
Payment of deferred consideration for the acquisition of Solutions Infini	—	(5,097)
Change in line of credit	749	20
Borrowings on term loans	24,437	16,670
Repayments on term loans	(6,344)	(2,684)
Repayments on notes payable	(11,478)	—
Repurchase of common stock in connection with forward share purchase agreements	(30,431)	—
Payments related to forward share purchase agreements	(1,452)	—
Proceeds from issuance of stock in public offering, net of issuance costs	36,152	—

Net cash provided by financing activities	11,633	4,909

Effect of exchange rate changes on cash, cash equivalents and restricted cash	33	(346)

Net increase (decrease) in cash, cash equivalents and restricted cash	(5,483)	2,495
Cash, cash equivalents and restricted cash, beginning of period	36,997	8,207

Cash, cash equivalents and restricted cash, end of period	$31,514	$10,702

The accompanying notes are an integral part of these condensed consolidated financial statements.

KALEYRA, Inc.

Adjusted EBITDA Reconciliation of GAAP to Non-GAAP Financial Information

For the three and nine Months Ended September 30, 2020 and 2019

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA	2020	2019	2020	2019

Net loss	$(5.3)	$0.8	$(22.3)	$(1.9)

Other income, net	(0.0)	(0.0)	(0.1)	(0.1)
Financial income (expense), net	0.5	0.1	1.0	0.2
Foreign currency income (loss)	0.5	0.3	0.8	0.4
Income tax expense (benefit)	(0.3)	0.2	(1.2)	0.7
Loss from operations	$(4.6)	$1.4	$(21.7)	$(0.6)

Depreciation and Amortization	0.6	0.7	1.9	2.0
Stock-based compensation and preference shares	5.2	0.1	16.3	0.4
Transaction and one-off costs	0.9	1.4	5.0	3.7
Company restructuring	0.0	0.0	0.0	0.0

Adjusted EBITDA	$2.2	$3.5	$1.6	$5.5

Costs not comparable to previous year (1)	0.7	0.0	2.8	0.0

Adjusted EBITDA comparable to PY	$2.8	$3.5	$4.4	$5.5

(1)	These costs represent public company costs that were not incurred in 2019. These costs are expected to occur going forward.